Exhibit 14.1

MARBLEGATE CAPITAL CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

Marblegate Capital Corporation and its subsidiaries (the “Company,” “us,” “we,” “our”) is committed to maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics (this “Code”) reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer and director of the Company to read and understand this Code and its application to the performance of their business responsibilities. References in this Code to “employees” are intended to cover officers and, as applicable, directors.

Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of this Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of the Company. The compliance environment within each supervisor’s assigned area of responsibility will be an important factor in evaluating the quality of that individual’s performance. In addition, any employee who makes an exemplary effort to implement and uphold our legal and ethical standards may be recognized for that effort in the employee’s performance review. Nothing in this Code alters the at-will employment policy of the Company.

This Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact, but reflects only a part of our commitment. We may adopt additional policies and procedures with which our employees, officers and directors are expected to comply, if applicable. However, it is the responsibility of each employee to apply common sense, together with the employee’s own highest personal ethical standards, in making business decisions where there is no stated guideline in this Code.

Action by members of your immediate family, significant others or other persons who live in your household (referred to in this Code, collectively, as “family members”) may also potentially result in ethical issues to the extent that they involve the Company’s business. For example, acceptance of inappropriate gifts by a family member from one of our partners or suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with this Code, you should consider not only your own conduct, but also that of your family members.

You should not hesitate to ask questions about whether any conduct may violate this Code, voice concerns or clarify gray areas. Section 22 below details the compliance resources available to you. In addition, you should be alert to possible violations of this Code by others and report suspected violations without fear of any form of retaliation, as further described in Section 22. Violations of this Code will not be tolerated. Any employee who violates the standards in this Code may be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand, up to and including termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

After carefully reviewing this Code, you must sign the acknowledgment attached as EXHIBIT A hereto, indicating that you have received, read, understand and agree to comply with this Code. The acknowledgment must be returned either electronically in a manner provided for by the Company or to the person designated as the Compliance Officer (as further described in Section 22) or such Compliance Officer’s designee within ten business days of your receipt of this Code and on an annual basis as the Company may require.

1. Honest and Ethical Conduct

It is the policy of the Company to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The integrity and reputation of the Company depends on the honesty, fairness and integrity brought to the job by each person associated with us.

2. No Discrimination or Harassment

The Company is committed to providing a work environment free of any form of unlawful harassment or discrimination. The Company is committed to maintaining a respectful, courteous work environment that respects the dignity and worth of each employee and that recognizes the various cultural, ethnic and religious backgrounds of our employees. The Company is an equal opportunity employer and does not discriminate against its employees, officers or directors on the basis of race, color, sex, religion, national origin, ancestry, citizenship, age, disability, sexual orientation, gender identity or expression, pregnancy, marital status, military or veteran status, medical condition, genetic information or any other characteristic protected by applicable federal, state or local law. The Company is committed to actions and policies to assure fair employment, including equal treatment in hiring, promotion, training, compensation, termination and corrective action.

Inappropriate workplace behavior, discrimination and unlawful harassment are wholly inconsistent with these commitments. The Company does not tolerate discrimination by any member of its personnel and does not tolerate harassment (including sexual harassment) of its employees, contract workers, customers or vendors in any form. Our work environment must remain free of all forms of discrimination, harassment, bullying and retaliation. No employee, contract worker, customer, vendor or other person who does business with this organization is exempt from the prohibitions within this policy.

3. Legal Compliance; Lawsuits and Legal Proceedings

Obeying the law, both in letter and in spirit, is the foundation of this Code. You must comply with the Code even where applicable laws are less restrictive than the Code. Where applicable laws are more restrictive than the Code, you must comply with applicable law. Our success depends upon each employee’s operating within legal guidelines and cooperating with local, regional and national authorities (as further described in Section 6). We expect employees to understand the legal and regulatory requirements applicable to their business units and areas of responsibility including, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. We expect employees to comply with all such requirements.

While we do not expect you to memorize every detail of all of the laws, rules and regulations associated with your employment, including laws prohibiting insider trading (which are discussed in further detail in Section 4 below), we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Compliance Officer (as further described in Section 22).

Disregard of the law will not be tolerated. Violation of laws, rules and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with our legal obligations.

The Company must comply with all laws and regulations regarding the preservation of records. Lawsuits, legal proceedings and investigations concerning the Company must be handled promptly and properly. An employee must approach the Compliance Officer immediately if the employee receives a court order or a court issued document, or notice of a threatened lawsuit, legal proceeding or investigation with respect to the Company. A “legal hold” suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. When there is a legal hold in place, employees may not alter, destroy or discard documents relevant to the lawsuit, legal proceeding or investigation. The Compliance Officer determines and identifies what types of records or documents are required to be placed under a legal hold and will notify employees if a legal hold is placed on records for which they are responsible. If an employee is involved on the Company’s behalf in a lawsuit or other legal dispute, the employee must avoid discussing it with anyone inside or outside of the Company without prior approval of the Compliance Officer. Employees and their managers are required to cooperate fully with the legal department in the course of any lawsuit, legal proceeding or investigation.

4. Insider Trading

Employees who have access to confidential (or “nonpublic”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All nonpublic information about the Company or about companies with which we do business is considered confidential information. To use material, nonpublic information in connection with buying or selling securities, including “tipping” others who might make an investment decision based on this information, is both unethical and illegal. Employees must exercise the utmost care when handling material nonpublic information.

We have adopted a separate Insider Trading Policy with which you will be expected to comply as a condition of your employment with the Company. You should consult our Insider Trading Policy for more specific information on the definition of “insider” information and on buying and selling our securities or securities of companies with which we do business.

While not part of this Code, the Company’s other policies that apply to the Company’s employees, which may differ by business area and jurisdiction, are developed to support and reinforce the principles set forth in this Code. These various separate policies and standards can be accessed electronically through the Company’s intranet site or by request to the Compliance Officer.

5. Human Capital Development

We are committed to promoting human capital development through, among other things, attracting, developing, and retaining talent with a diverse set of backgrounds who provide us with different perspectives and experiences, thereby fostering innovation, creativity, and differentiated insights in decision making.

We seek to cultivate a workforce in which all voices are valued and heard, where collaboration is encouraged and differences are respected. We believe this approach will contribute to the success of our endeavors, serving our clients and their constituents well. We believe that focusing on all aspects of human capital development will improve and enhance consistency, resilience, talent retention, employee loyalty, and reputation.

As part of this policy, we are committed to a workplace culture that values and promotes employees’ diverse background and perspectives, positive and inclusive work environments, equal employment opportunities, a work environment free of harassment and hostility and that encourages employee communications, bottom-up innovation and collaboration, and rewards and provides growth and advancement opportunities for all employees.

6. Regulating International Business Activity

Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that in some countries certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the United States.

These U.S. laws, rules and regulations, which extend to all our activities outside the United States, include:

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The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment and requires the maintenance of accurate books of account, with all company transactions being properly recorded;

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U.S. Sanctions, which generally prohibit U.S. companies, their subsidiaries and their employees from doing business with or traveling to countries subject to sanctions imposed by the U.S. government, as well as specific companies and individuals identified on lists published by the U.S. Treasury Department;

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U.S. Export Controls, which restrict exports from the United States and re-exports from other countries of goods, software and technology to many countries, and prohibits transfers of U.S.-origin items to denied persons and entities; and

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Anti-boycott Regulations, which prohibit U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott imposed by a foreign country against a country friendly to the United States or against any U.S. person.

If you have any questions as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by laws.

7. Antitrust

Antitrust laws are designed to promote competition. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. Antitrust laws generally prohibit:

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agreements, formal or informal, among industry competitors that would harm competition or customers, directly or indirectly, including price fixing and allocations of customers, territories or contracts;

•	agreements, formal or informal, and including agreements which may be inferred from conduct, among industry competitors that raise, lower, or stabilize prices or competitive; and

•	the acquisition or maintenance of a monopoly or an attempted monopoly through anti-competitive conduct.

Certain kinds of information, such as pricing, production, inventory, business plans, strategies, budgets, projections, forecasts, financial and operating information, methods and development plans should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.

Antitrust laws impose severe penalties for certain types of violations, including, but not limited to criminal penalties, monetary fines and awards for damages, which may be tripled under certain circumstances. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Compliance Officer whenever you have a question relating to these laws.

8. Conflicts of Interest

We respect the rights of our employees to manage their personal affairs and investments and do not wish to intrude upon their personal lives. At the same time, employees should avoid actual or potential conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties to, or the best interests of, the Company. A conflicting personal interest could result from an expectation of personal benefit or gain (for you or a family member) now or in the future, regardless of whether such expected gain is actually realized, or from a need to satisfy a prior or concurrent personal obligation. We expect our employees to be free from influences that conflict with the best interests of the Company or that might deprive the Company of their undivided loyalty in business dealings. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict and you are not an officer or director of the Company, you should discuss the matter with your supervisor or the Compliance Officer (as further described in Section 22). Supervisors may not authorize conflict-of-interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the Compliance Officer and providing the Compliance Officer with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Compliance Officer. Officers and directors may seek authorizations and determinations from the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors (the “Board of Directors”). Factors that may be considered in evaluating a potential conflict of interest are, among others:

•	whether it may interfere with the employee’s job performance, responsibilities or morale;

•	whether the employee has access to confidential information;

•	whether it may interfere with the job performance, responsibilities or morale of others within the organization;

•	any potential adverse or beneficial impact on our business;

•	any potential adverse or beneficial impact on our relationships with our customers, suppliers or other service providers;

•	whether it would enhance or support a competitor’s position;

•	the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

•	the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

•	the extent to which it would appear improper to an outside observer.

Although no list can include every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve problematic conflicts of interests:

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Employment by (including consulting for) or service on the board of a competitor, collaborator, partner, customer, supplier or other service provider. Activity that enhances or supports the position of a competitor, directly or indirectly, to the detriment of the Company is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a collaborator, partner, customer, supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such a position.

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Owning, directly or indirectly, a significant financial interest in or lending to any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment, the nature of the relationship between the other entity and the Company, the employee’s access to confidential information and the employee’s ability to influence Company decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

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Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 12 for further discussion of the issues involved in this type of conflict.

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Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us. Solicitations made by our employees, officers or directors for contributions for any political party, political candidate or any political activist group are expressly prohibited. Solicitations for contributions to a charitable organization, as defined in the Internal Revenue Code, from any party that does or seeks to do business with us is generally discouraged; you must seek prior approval from the Governance Committee before commencing any such charitable solicitation.

•	Taking personal advantage of corporate opportunities. See Section 9 for further discussion of the issues involved in this type of conflict.

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Moonlighting without permission. Other than with the prior written consent of the Compliance Officer, simultaneous employment with any other entity or enterprise where such employment interferes with your ability to perform or carry out job responsibilities is strictly prohibited. It is your responsibility to consult with the Compliance Officer to determine whether a planned activity will interfere with your ability to perform or carry out job responsibilities before you pursue the activity in question.

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Conducting our business transactions with your family member or a business in which you have a significant financial interest. Material-related party transactions approved by the Audit Committee and involving any executive officer or director will be publicly disclosed as required by applicable laws and regulations in keeping with the Company’s Policy and Procedures with Respect to Related Person Transactions.

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Exercising supervisory or other authority on behalf of the Company over a co-worker who is also a family member, friend or relative. The employee’s supervisor and/or the Compliance Officer will consult with the Human Resources department to assess the advisability of reassignment.

•	Maintaining a financial relationship with a member of the Board of Directors or an employee of the Company, which could influence the independent judgment of the director or the employee.

Loans to or guarantees of obligations of employees or their family members by the Company could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law and applicable law requires that the Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by the Company must be approved in advance by the Board of Directors or the Audit Committee.

Where a business relationship is determined to be in the Company’s best interests, despite a potential conflict of interest, to mitigate the risk, certain procedures may be implemented, such as: clearing a potential conflict (potentially subject to conditions to mitigate any conflict, such as procedural safeguards); removal of an employee’s discretion in the area of conflict; reassignment of job responsibilities; or prohibition against continued participation in the conflicting activity.

This Code in no way impairs the right of any employee to engage in concerted activity to improve the terms and conditions of their employment.

9. Corporate Opportunities

You may not take personal advantage of opportunities for the Company that are presented to you, discovered by you as a result of your position with the Company or through your use of corporate property or information unless authorized by your supervisor, the Compliance Officer or the Audit Committee as described in Section 8 above. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. You may not use your position with the Company, corporate property or corporate or confidential information for any improper personal gain, nor should you compete with the Company in any way.

10. Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting

The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records must be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or otherwise, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, partners, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

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no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities or misclassifies any transactions as to accounts or accounting periods;

•	all transactions be supported by appropriate documentation;

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the terms of all sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•	employees comply with our system of internal controls; and

•	no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.

Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the Securities and Exchange Commission (the “SEC”). Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about the Company that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

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no employee may take or authorize any action that would cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

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all employees must cooperate fully with our finance and accounting personnel, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete;

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no employee, director or person acting under their direction may coerce, manipulate, mislead or fraudulently influence our finance and accounting personnel, our independent public accountants or counsel; and

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no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report the employee’s knowledge promptly to a supervisor, the Compliance Officer, the Audit Committee or one of the other compliance resources described in Section 22 or in accordance with the provisions of the Company’s Open Door Policy for Reporting Violations and Complaints (the “Open Door Policy”).

11. Fair Dealing

We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained or inducing improper disclosure of confidential information from past or present employees of other companies is expressly prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Compliance Officer, as further described in Section 22.

You are expected to deal fairly with our customers, suppliers, partners, employees and anyone else with whom you have contact in the course of performing your job. Be aware that the Federal Trade Commission Act provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of the Federal Trade Commission Act to engage in any deceptive, unfair or unethical practices and to make misrepresentations in connection with sales activities.

Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

12. Gifts and Entertainment

Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with partners or customers or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment (such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Unless express permission is received from a supervisor, the Compliance Officer or the Audit Committee, gifts and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) of more than token or nominal monetary value, (b) in cash, (c) susceptible of being construed as a bribe or kickback, (d) made or received on a regular or frequent basis or (e) in violation of any laws. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers, partners and the public at large should know that our employees’ judgment is not for sale.

Under some statutes, such as the U.S. Foreign Corrupt Practices Act (as further described in Section 6 above), giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

13. Protection and Proper Use of Company Assets

All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our financial condition and results of operations. Our property, such as office supplies, computer equipment, and office space are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use the Company’s corporate name, any brand name or trademark owned or associated with the Company or any letterhead stationery for any personal purpose.

You may not, while acting on behalf of the Company or while using our computing or communications equipment or facilities, either:

•	access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

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commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) or material of objectionable content in violation of applicable law, trafficking in contraband of any kind or any kind of espionage.

If you receive authorization to access another entity’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference and you may not exceed the scope of that authorization.

Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of the Company, either while acting on our behalf or while using our computing or communications equipment or facilities, you should contact your supervisor or the Compliance Officer for prior approval.

All data residing on or transmitted through our computing and communications facilities, including email and word processing documents, is the property of the Company and is subject to inspection, retention and review by the Company at any time, with or without an employee’s or third party’s knowledge, consent or approval in accordance with applicable law. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Compliance Officer.

14. Personal Data

We are accountable for protecting personal data and for only using that data in accordance with the Company’s policies and procedures, and applicable laws and regulations.

15. Confidentiality

One of our most important assets is our confidential information. As an employee of the Company, you may learn of information about the Company that is confidential and proprietary. You also may learn of information before that information is released to the general public. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information includes any and all non-public knowledge, data or information of the Company that might, directly or indirectly, be of use to competitors or harmful to the Company or its customers, licensors, vendors or partners if disclosed, such as business plans, financial information, information related to the Company’s research, testing platforms and sequencing methods, data and results, designs, ideas, inventions and new developments and methods, works of authorship, trade secrets, processes, protocols, conceptions, formulas, patents, patent applications, licenses, suppliers, manufacturers, raw material and product specifications customers, market data, personnel data, personally identifiable information pertaining to our employees, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers) and similar types of information provided to the Company by our customers, suppliers and partners. This information may be protected by patent, trademark, copyright and trade secret laws.

In addition, because we interact with other companies and organizations, there may be times when you learn confidential and/or proprietary knowledge, data or information about other companies before that information has been made available to the public. You must treat this information in the same manner as you are required to treat our confidential and proprietary information. There may even be times when you must treat as confidential the fact that we have an interest in or are involved with another company.

At all times during and after your association with the Company, you are expected to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing or a formal communication from a member of senior management, as further described in Section 16) or it is otherwise legally mandated. You must obtain the Company’s written approval before publishing or submitting for publication any material (written, oral or otherwise) that discloses and/or incorporates any such information. Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about the Company or any other company learned in the course of employment with the Company, until that information is disclosed to the public through approved channels. This policy requires you to refrain from discussing confidential or proprietary information with outsiders and even with other employees of the Company, unless those fellow employees have a legitimate need to know the information in order to perform their job duties. These prohibitions on disclosing confidential or proprietary information apply with equal force to social media postings (for additional information, please refer to the Company’s Social Media Policy). Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

You should also take care not to inadvertently disclose confidential information. Materials that contain, or could reasonably be expected to contain, confidential information, such as memos, notebooks, mobile devices, thumb drives or other data storage devices and laptop computers should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet or any social media outlet, forum or other platform of a similar type is prohibited. You may not discuss our business, information or prospects in any “chat room,” regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas in and around our place of business. All Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company except where required for legitimate business purposes.

In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, such as our website privacy policy, then you must handle that information in accordance with the applicable policy.

16. Media/Public Discussions

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media, on social media and in the investment community directly impacts our reputation, positively or negatively. We are committed to ensuring that the Company’s communications are truthful, meaningful, consistent and in compliance with all laws.

To ensure compliance with the Company’s standards and its legal obligations, it is our policy to disclose material information concerning the Company to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the Company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to the Company’s Chief Executive Officer (the “CEO”) or Chief Financial Officer (the “CFO”). We have designated our CEO and CFO as our official spokespersons for financial, technical and other related information. Unless a specific exception has been made by the CEO or CFO, these designees are the only people who may communicate with the press on behalf of the Company. You also may not provide any information to the media about the Company off the record, for background, confidentially or secretly.

The Board of Directors should not speak for the Company. Individual directors (other than the CEO or CFO, if applicable) wishing to communicate with the media, current or potential future investors in the Company or any other constituency of the Company in any manner relating to the Company must first seek approval for such communication from the chairperson of the Board of

Directors or the CEO and otherwise comply with any corporate disclosure or communication policy that may be adopted by the Company (except in those rare cases when a member of a committee of the Board of Directors may be required to communicate with a third party without the knowledge of any of such persons, as may be advised by counsel).

Please also refer to the Company’s Disclosure and Regulation FD Policy and Social Media Policy.

17. Political Activities and Contributions

We encourage our team members, officers and directors to contribute to the community and to fully participate in local, national and international political processes. However, business contributions to political campaigns are strictly regulated by federal, state, local and foreign law in the United States and other jurisdictions. Accordingly, there are certain ethical guidelines for doing so.

As a private citizen, you are free to make contributions to causes, candidates or political parties of your choice. If you express a personal view in a public forum (such as social media posts), do not use the Company’s letterhead or Company e-mail. Team members should avoid activities such as campaigning for an elected official while on duty. All lobbying activities, including the retention of outside lobbyists, must be pre-cleared through the Compliance Officer.

The Company will comply with all relevant laws regulating its participation in political affairs, including political contributions. All political contributions proposed to be made with the Company’s funds must be coordinated through and approved by the Compliance Officer.

18. Charitable Contributions

The Company supports community development throughout the world. Company team members may contribute to these efforts, or may choose to contribute to organizations of their own choice. However, as with political activities, you may not use Company resources to personally support charitable or other non-profit institutions not specifically sanctioned or supported by the Company. You should consult with the Compliance Officer if you have questions about permissible use of Company resources.

19. Human Rights

The Company is committed to upholding fundamental human rights and believes that all human beings around the world should be treated with dignity, fairness and respect. The Company will only engage suppliers and direct contractors who demonstrate a serious commitment to the health and safety of their workers and operate in compliance with human rights laws. The Company does not use or condone the use of slave labor or human trafficking, denounces any degrading treatment of individuals or unsafe working conditions and supports our products being free of conflict minerals.

20. Collaborating Responsibly with Third Parties

We seek to engage with trustworthy third parties who can help us achieve our goals and work collaboratively to innovate and create social and economic value. Our employees are expected to perform risk reviews on third parties and obtain proper approvals prior to engagement to ensure they are ethical, qualified, reputable and accountable. You should aim to source and partner responsibly by requiring third parties to adhere to the Company’s expectations and relevant laws and regulations, such as privacy and security requirements, anti-corruption laws, trade and sanction laws.

21. Waivers

Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by the Board of Directors or, to the extent permitted by the rules of The Nasdaq Stock Market LLC (“Nasdaq”) (or such other applicable exchange or over-the-counter market) and our Corporate Governance Guidelines, a committee of the Board of Directors, and will be disclosed as required by applicable laws, rules and regulations.

22. Compliance Standards and Procedures

Compliance Resources

To facilitate compliance with this Code, we have implemented a program of Code awareness, training and review. We have appointed the General Counsel and Chief Compliance Officer of Marblegate Asset Management LLC to the position of Compliance Officer to oversee this program. In the future, we may appoint another senior officer as the Compliance Officer. The Compliance Officer may also designate additional individuals to assist him or her in carrying out all duties of the Compliance Officer. The Compliance Officer and the Compliance Officer’s designees, if any, can be reached at (203) 210-6500. The Compliance Officer is a person to whom you can address any questions or concerns. In addition to fielding questions or concerns with respect to potential violations of this Code, the Compliance Officer is responsible for:

•	investigating possible violations of this Code;

•	training new employees in Code policies;

•	conducting training sessions to refresh employees’ familiarity with this Code;

•

distributing copies of this Code from time to time via email and the Company’s secure internal human resources website to each employee with a reminder that each employee is responsible for reading, understanding and complying with this Code;

•

updating this Code as needed and alerting employees to any updates, with appropriate approval of the Board of Directors or the Audit Committee, to reflect changes in the law, Company operations and recognized best practices and to reflect the Company’s experience; and

•	otherwise promoting an atmosphere of responsible and ethical conduct.

Your most immediate resource for any matter related to this Code is your supervisor. Your supervisor may have the information you need or may be able to refer the question to another appropriate source. However, there may be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer. If you are uncomfortable speaking with the Compliance Officer because the Compliance Officer works in your department or is one of your supervisors, please contact the CEO. Of course, if your concern involves potential misconduct by another person and relates to questionable accounting or auditing matters under the Company’s Open Door Policy, you may report that violation as set forth in such policy.

The Company established a toll-free hotline through NAVEX at 833-718-4780 and a website address at https://marblegate.navexone.com for those who wish to ask questions about Company policy, seek guidance on specific situations or report violations of this Code. You may call the toll-free number or submit reports through the website anonymously, although if you do so, the Compliance Officer will be unable to obtain follow-up details from you that may be necessary to investigate the matter. Whether you identify yourself or remain anonymous, your telephonic or email contact with the Compliance Officer will be kept strictly confidential to the extent reasonably possible within the objectives of this Code, and subject to applicable law, regulations or legal proceeding.

Clarifying Questions and Concerns; Reporting Possible Violations

If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Compliance Officer. Even the appearance of impropriety can be very damaging and should be avoided.

If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. Whether you decide to report anonymously or not, you are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or the Compliance Officer, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, including termination of employment.

Supervisors must promptly report any complaints or observations of Code violations to the Compliance Officer. If you believe your supervisor has not taken appropriate action, you should contact the Compliance Officer directly. Unless a conflict of interest exists, the Compliance Officer or the Compliance Officer’s designee will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Neither you nor your supervisor may conduct any preliminary investigation unless authorized to do so by the Compliance Officer. Your cooperation in the investigation will be expected. As needed, the Compliance Officer will consult with legal counsel, the Human Resources department, the Audit Committee, the Nominating and Corporate Governance Committee and/or others with expertise concerning the core issue(s) under investigation. It is our policy to employ a fair process by which to determine violations of this Code.

With respect to any complaints or observations of violations that may involve accounting, internal accounting controls and auditing concerns under the Company’s Open Door Policy, the Compliance Officer shall promptly inform the Audit Committee. The Audit Committee shall be responsible for supervising and overseeing the inquiry and any investigation that is undertaken. If a potential violation is reported via the confidential hotline or email address as provided under the Open Door Policy and this Code, the Audit Committee will be notified automatically and directly.

We all have a duty to fully cooperate with any audit and investigation requests by the Company. That means promptly responding to these requests, making yourself available for meetings, providing full, accurate and truthful information, preserving relevant documents and keeping confidential information you learn during an investigation. This helps the Company meet its responsibility to ensure that its processes and controls are operating effectively. If you receive a request for information or documents about the Company from a government or regulatory agency, law enforcement or an outside lawyer, you should immediately contact the Compliance Officer for assistance.

If any investigation indicates that a violation of this Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, the employee will be subject to disciplinary action up to and including termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

No Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. As such, if you report an actual or suspected violation by another, you will not be subject to discipline, detrimental treatment or retaliation of any kind for making a report in good faith. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

23. No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that is intended to govern the conduct of the Company’s business. It is not intended to, and does not create, any rights for any employee, customer, client, visitor, supplier, competitor, stockholder or any other person or entity. Nothing in this Code creates or implies an employment contract or term of employment nor does it limit the Company’s or the employee’s right to terminate employment at any time for any reason. No employee of the Company except the CEO has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of at-will employment, and any such agreement or representation must be in writing.

24. Changes; Review

The Company is committed to continuously reviewing and updating its policies and procedures. Subject to applicable rules and regulations of the SEC and Nasdaq (or such other applicable exchange or over-the-counter market), the Company reserves the right to amend or terminate this Code at any time and for any reason. Any changes to this Code will be effective upon approval by the Board of Directors. The Audit Committee will review and reassess the adequacy of this Code from time to time and recommend to the Board of Directors any changes the Audit Committee determines are appropriate. All changes must be promptly disclosed as required by law or regulation.

25. Website Disclosure

This Code, as may be amended from time to time, shall be posted on the Company’s website. The Company shall state in its annual meeting of stockholders proxy statement that this Code is available on the Company’s website and provide the website address as required by law or regulation.

Effective as of April 7, 2025

Exhibit A

MARBLEGATE CAPITAL CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS ACKNOWLEDGMENT

I hereby acknowledge that I have received, read and understand and will comply with Marblegate Capital Corporation’s Code of Business Conduct and Ethics (the “Code”).

I will seek guidance from and raise concerns about possible violations of this Code with my supervisor, management and Marblegate Capital Corporation’s Compliance Officer.

I understand that my agreement to comply with this Code does not constitute a contract of employment.

Please sign here:

Print Name:

Date:

This signed and completed form must be returned to Marblegate Capital Corporation’s Compliance Officer within ten business days of receiving this Code.